Exhibit 99.1
Contacts:
Steve Martin
Chief Financial Officer
(858) 373-6303
Investors
EVC Group, Inc.
Jennifer Beugelmans
Douglas Sherk,
(646) 201-5447
FOR IMMEDIATE RELEASE
STRATAGENE ACQUIRES RIGHTS TO microRNA SEQUENCES
Co-exclusive License Provides Access to More Than 150 microRNA Sequences For the Development,
Manufacture and Sale of Molecular Diagnostic Kits
LA JOLLA, CALIFORNIA, February 5, 2007 — Stratagene Corporation (NASDAQ: STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, today announced that it has obtained the last of the four co-exclusive licenses to more than 150 microRNA sequences available from Max Planck Innovation, the technology transfer agency of the Max Planck Society. Under the terms of the agreement, Stratagene will have the right to use the microRNA sequences for the development, manufacture and sale of molecular diagnostic kits.
MicroRNAs are naturally occurring, small RNAs that act to regulate messenger RNA, or mRNA, expression in humans. Currently there are in excess of 300 microRNA’s identified and research in this field is likely to push this number much higher. MicroRNAs are believed to regulate many genes, and thus are thought to be good indicators for biomarkers that are associated with many diseases. Of particular interest to Stratagene is the association of microRNAs with cancer.
“We are very excited to move into the microRNA area. The potential of these sequences, when paired with our proprietary FullVelocity technology, should allow us to develop important detection tests for the molecular diagnostics marketplace,” said Joseph A. Sorge, MD, Chairman and CEO of Stratagene. “This relationship with Max Planck Innovation supports our initiatives to develop molecular detection technologies, diagnostics tests and instruments for the molecular diagnostics market.”
About Stratagene Corporation
Stratagene is a developer, marketer and manufacturer of specialized life science research and diagnostic products. The Company’s life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company’s diagnostic unit develops and manufactures products for urinalysis, and high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.
About Max Planck Innovation
Max Planck Innovation advises and supports scientists of the Max Planck Society in evaluating inventions and filing patent applications. Max Planck Innovation markets patents and technologies to industry and coaches founders of new companies based on research results from Max Planck Institutes.
Every year, Max Planck Innovation evaluates about 130 inventions, of which about 80 lead to the filing of a patent application. In the last five years alone, Max Planck Innovation advised 28 spin-offs, closed more than 450 license deals and generated proceeds of more than 100 million Euros for inventors, institutes and the Max Planck Society. As a result, Max Planck Innovation is among the world’s most successful technology transfer organizations. Max Planck Innovation was founded in 1970 as Garching Instrumente GmbH and operated under the name of Garching Innovation from 1993 to 2006.

Safe Harbor Statement
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like “believe,” “intend,” “target,” “expect,” “estimate,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” “predict” or similar expressions. You can also identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company’s ability to compete effectively in the diagnostics and life science research markets, variability of the company’s quarterly revenues and operating results, the failure of the company to retain key employees, the company’s ability to obtain additional debt or equity financing, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company’s ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please see Item “1A. Risk Factors” included in Stratagene’s Annual Report on Form 10-K for the year ended December 31, 2005 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.